UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)

September 1, 2007

NETWORK CN INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30264	11-3177042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21/F, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong
(Address of Principal Executive Offices) (Zip Code)

(852) 2833-2186

Registrant’s Telephone Number, Including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors; Election of Directors;

On September 1, 2007, Raymond Chan resigned as a member of the Board of Directors of Network CN Inc. (the “Company”). Mr. Chan’s resignation was due to personal reasons and not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On September 1, 2007, the Company’s Board of Directors increased the authorized number of members of the Board of Directors to nine and appointed Ronglie Xu, Joachim Burger, Peter Mak, Gerd Jakob, and Edward Lu as directors of the Company’s Board.

The Board of Directors also established an Audit Committee chaired by Peter Mak with Gerd Jakob and Edward Lu as committee members, a Remuneration Committee chaired by Ronglie Xu with Joachim Burger and Gerd Jakob as committee members, and a Nominating Committee chaired by Joachim Burger with Edward Lu and Ronglie Xu as committee members.

Our Board of Directors now consists of Godfrey Hui, Daniel So, Daley Mok, Stanley Chu,  Ronglie Xu, Joachim Burger, Peter Mak, Gerd Jakob and Edward Lu.

Mr. Peter Mak is the managing director of Venfund Investment, a boutique investment bank, which he co-founded in late 2001. Prior to founding Venfund Investment, Mr. Mak was a partner of Arthur Andersen Worldwide and the managing partner of Arthur Andersen Southern China. Mr. Mak serves as an independent non-executive director and audit committee chairman of the following public companies in the U.S., Hong Kong, China and Singapore: Trina Solar Limited, China GrenTech Corp. Ltd., Dragon Pharmaceutical Inc., Shenzhen Victor Onward Textile Industrial Co. Ltd., Gemdale Industries Inc., Huabao International Holdings Ltd. and Bright World Precision Machinery Ltd. Mr. Mak is a graduate of the Hong Kong Polytechnic University and a fellow member of the Association of Chartered Certified Accountants, UK, and the Hong Kong Institute of Certified Public Accountants.

Mr. Edward Lu is a Certified Public Accountant with over 11 years of experience in public accounting. For the last 11 years, he has been involved in numerous auditing, taxation and consulting engagements for real estate development and hotel/hospitality management projects in the U.S.. His expertise extends to all areas of taxation and accounting affecting individuals, trusts, partnerships, corporations and off-shore companies. Mr. Lu is a graduate of California State University of Los Angeles where he received a Bachelor of Science Degree in Accounting in 1995.

Dr. Gerd Jakob is currently the Chairman of RG Group in Frankfurt specializing in asset management and securities trading. He is also the Chairman of CONET Technologie AG, a company involved in the acquisition, holding, management and advisory of IT-companies, and the Chairman of TNG Energy AG, a holding company for various Russian oil and gas production companies. He is the director and founding member of SWGI Growth Fund (Cyprus) Ltd, an investment fund listed on Bermuda Stock Exchange which invests in the oil and gas sector in Russia. Dr. Jakob holds a Ph.D. degree in Philosophy from Canterbury University and an MSc degree in Shipping Trade and Finance from London City Business School.

Dr. Ronglie Xu is the Deputy Chairman of the Scientific and Technical Committee in the Ministry of Construction, Mr. Xu is also the President of the China Civil Engineering Society, and the President of the China Construction Machinery Institute, as well as a part-time professor at Tsinghua and Tongji Universities. For the past 50 years, Dr. Xu has held executive positions in Chinese State-owned construction and engineering companies. Dr. Xu also is a foreign member of the Royal Swedish Academy of Engineering Sciences IVA and a chartered builder of the United Kingdom. In 1987 he was awarded first prize for science and technology advancements by the Chinese Ministry of Construction and in 1988 he was awarded national honors for outstanding contributions in science and technology advancements in China. Dr. Xu is widely published throughout the world.

Mr. Joachim Burger is the CEO of Lingnan Huanyuan Hospitality Co. Ltd. Mr. Burger has more than 35 years of experience developing and operating hotels in Europe and Asia. His career in the hospitality industry began in 1964 in Germany when he graduated from Bad

Reichenhall Hotel Training School in Austria. Mr. Burger has worked for a number of luxury hotels and restaurants across Europe and Asia and for Hilton Hotels in Bangkok, Manila and Guam. In a career spanning more than three decades and three continents, Mr. Burger has created and developed a number of large hotel, restaurant and commercial projects in Asia. In 2000, Mr. Burger completed the Advance Management Program at Cornell University to prepare himself for the new challenges of the 21st Century.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

NETWORK CN INC.

Date: September 6, 2007	By:	/s/ Godfrey Hui
Godfrey Hui
Chief Executive Officer